Exhibit 4.1

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (the "Agreement"), dated as of February 15, 2006, by and between Arotech Corporation, a Delaware corporation (the "Company"), and Smithfield Fiduciary LLC (the "Investor").

WHEREAS:

A.  The Investor is the holder of, inter alia, warrants to purchase shares of the Company's Common Stock par value $0.01 per share (the "Common Stock") as set forth in Schedule 1 attached hereto (collectively, the "Existing Warrants").

B.  The Company and the Investor desire to enter into this Agreement, pursuant to which upon satisfaction of certain conditions, among other things, (x) the Company will (i) adjust the exercise price of the Existing Warrants to $0.44034 (the "Adjusted Exercise Price"), (ii) issue warrants (the "Replacement Warrants"), in the form attached hereto as Exhibit A, to acquire up to 1,951,067 shares (the "Replacement Warrants Shares") of Common Stock on the terms and conditions set forth in Exhibit A; and (y) the Investor will exercise the Existing Warrants at the Adjusted Exercise Price.

C.  The proceeds from the Investor's exercise of the Existing Warrants will be deposited in an interest-bearing Cash Collateral Account (as defined below) to secure the Company's obligations to repay the 8% Convertible Debenture due September 30, 2006 in the original principal amount of $2,100,000 issued to Investor (the "Debenture").

D.  The parties hereto desire that the Replacement Warrants Shares be covered by registration rights terms substantially identical, mutatis mutandis, to those set forth in the Registration Rights Agreement, dated as of September 29, 2005, by and among the Company and certain investors thereto (the "Registration Rights Agreement").

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1	ADJUSTMENT OF EXERCISE PRICE AND ISSUANCE OF REPLACEMENT WARRANTS.

(a) Issuance of Replacement Warrants. Subject to satisfaction (or waiver) of the conditions set forth in Sections 4, (i) the Company shall at the Closing (as defined below), (I) adjust the exercise price of the Existing Warrants to the Adjusted Exercise Price and (II) issue to the Investor the Replacement Warrants and (ii) the Investor shall exercise the Existing Warrants at the Adjusted Exercise Price (the "Closing").

(b) Closing Date. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York Time, on the date of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 4 below (or such later date as is mutually agreed to by the Company and the Investor). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(c) Form of Payment. On the Closing Date, the Investor shall pay an amount equal to the aggregate exercise price of the Existing Warrants at the Adjusted Exercise Price (the "Exercise Amount") by wire transfer of immediately available funds in accordance with the Company's written wire instructions into the Cash Collateral Account.

2	REPRESENTATIONS AND WARRANTIES.

(a) Company Bring Down. The Company represents and warrants to the Investor as set forth in Section 3 (other than Section 3(z) thereto) of the Securities Purchase Agreement dated September 29, 2005, by and among the Company and certain investors thereto (the "Securities Purchase Agreement") as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, including without limitation the schedules referenced therein.

(b) Investor Bring Down. The Investor hereby represents and warrants, as to itself only, as set forth in Section 2 (other than Section 2(l) thereto) of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement.

(c) For purposes of Sections 2(a) and 2(b) hereto, (i) the term "Securities" and "Warrant" shall mean the Replacement Warrant, (ii) the term "Warrant Shares" shall mean the Replacement Warrants Shares; (iii) all references to the "Agreement", the "Registration Rights Agreement", the "Security Agreements" and the "Transaction Documents" shall mean this Agreement, and (iv) all references to the "Notes", "Conversion Shares", "Letter of Credit", shall be deemed deleted.

3	CERTAIN COVENANTS AND AGREEMENTS.

(a) Cash Collateral Account. On or prior to the Closing, the Company shall establish with a bank acceptable to the Investor (the "Cash Collateral Bank") a deposit account (together with all monies on deposit in such deposit account and all certificates and instruments, if any, representing or evidencing such deposit account, the "Cash Collateral Account"), and shall cause the Cash Collateral Bank to execute and deliver such customary agreements and instruments necessary to grant to the Investor a first priority perfected security interest in the amounts on deposit in the Cash Collateral Account to secure the obligations under the Debenture, in form and substance reasonably satisfactory to the Investor. The Company agrees that it shall not permit the Cash Collateral Account to be subject to any lien, pledge, charge, security interest or other encumbrance other than as provided in the immediately preceding sentence. The funds in the Cash Collateral Account shall be distributed to the Investor on September 30, 2006.

(b) Stockholder Approval. The Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the "Stockholder Meeting"), which shall be promptly called and held not later than June 30, 2006 (the "Stockholder Meeting Deadline"), a proxy statement, substantially in the form which shall have been previously reviewed by the Investor and Schulte Roth & Zabel LLP (which review shall be completed within five (5) Business Days of such counsel's receipt of the proxy statement and such review requirement shall be waived if such counsel has not completed its review within such five (5) Business Day period), soliciting each such stockholder's affirmative vote at the Stockholder Meeting for approval of resolutions providing for the Company's issuance of all of the Replacement Warrants and the Replacement Warrants Shares issuable upon the exercise thereof in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "Stockholder Approval"), and the Company shall use its reasonable best efforts to solicit its stockholders' approval of such resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to use its reasonable best efforts to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite the Company's reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held every four (4) months thereafter until such Stockholder Approval is obtained or the Notes are no longer outstanding. As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) Registration Rights. Promptly after the Closing Date, the Company shall file a new registration statement, with the Replacement Warrants Shares being treated as "Registrable Securities" in accordance with, and being governed by, identical terms to the Registration Rights Agreement, which provisions and terms should be applicable hereto mutatis mutandis, as if the Company and the Investor had executed such Registration Rights Agreement, and as if the Investors were party thereto, as of the Closing Date; provided, however, that:

(i) "Registrable Securities" shall mean (i) the Replacement Warrants Shares and (ii) any shares of capital stock issued or issuable with respect to the Replacement Warrants Shares or the Replacement Warrants as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercise of the Replacement Warrants.

(ii) All references to "Conversion Shares" and "Notes" shall be deemed deleted.

(iii) "Effectiveness Date" shall mean with respect to the Registration Statement required to be filed thereunder relating to the Replacement Warrants Shares, the earlier of (1) (i) in the event that the Registration Statement is not subject to a full review by the SEC, 60 days after the Closing Date or (ii) in the event that the Registration Statement is subject to a full review by the SEC, 90 days after the Closing Date, and (2) the fifth Business Day following the date on which the Company is notified by the SEC that such Registration Statement will not be reviewed or is no longer subject to further review and comments.

(iv) "Filing Date" shall mean with respect to the Registration Statement required to be filed hereunder relating to the Warrant Shares, the 15th day following the earlier of (i) the date on which the Company's annual report on Form 10-K for the year ended December 31, 2005 is required to be filed (after any extensions under Rule 12b-25 under the Securities Exchange Act of 1934, as amended) or (ii) the date on which the Company's annual report on Form 10-K for the year ended December 31, 2005 is filed.

(v) The "aggregate principal amount of Notes, then held by such Holder" referenced in Section 2(b)(x) and 2(b)(y) of the Registration Rights Agreement shall be replaced with the "Exercise Amount."

(vi) In no event shall the aggregate amount of liquidated damages payable by the Company pursuant to Section 2(b) exceed 10% of the Exercise Amount.

(d) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York Time, on the first Business Day following the date hereof, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and by any documents relating to the issuance of the Replacement Warrants in the form required by the Securities Exchange Act of 1934, as amended, and attaching the material transaction documents (including, without limitation, this Agreement and the form of the Replacement Warrants) as exhibits to such filing (including all attachments, the "8-K Filing", and the description and attachments, the "8-K Materials"). From and after the filing of the 8-K Filing with the SEC, the Investors shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Investor. Subject to the foregoing, neither the Company nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations, including the applicable rules and regulations of the Trading Market (as such term is defined in the Securities Purchase Agreement) (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(e) Fees and Expenses. At the Closing, the Company shall reimburse the Investor for its reasonable legal and due diligence fees and expenses in connection with the preparation and negotiation of this Agreement and the related documents by paying such amount to Schulte Roth & Zabel LLP (the "Investor Counsel Expense"). Except as otherwise set forth in this Agreement or pursuant to the registration rights pursuant to Section 3(c) hereof, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other non-income taxes and duties levied in connection with the issuance (but not the exercise) of the Replacement Warrants.

4	COMPANY'S CLOSING DELIVERIES.

At the Closing, the Company shall deliver or cause to be delivered to the Investor the following:

(i) The Replacement Warrants registered in the name of the Investor, pursuant to which the Investor shall have the right to acquire the Replacement Warrants Shares.

(ii) The legal opinion of Company Counsel, in agreed form, addressed to the Investor.

(iii) The Company shall use its best efforts to have delivered to the Investor within five business days after the Closing Date a letter from the Company's transfer agent acknowledging that the Irrevocable Transfer Agent Instructions delivered to the transfer agent on September 29, 2005, shall also apply to the shares of common stock underlying the Replacement Warrants.

(iv) A certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the Company shall have taken all corporate action and obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance of the Replacement Warrant.

(v) An amount in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Investor for such purpose, equal to the Investor Counsel Expense.

(vi) Such other documents relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request.

5	INVESTOR'S CLOSING DELIVERIES.

At the Closing, the Investor shall deliver or cause to be delivered to the Company in United States dollars and in immediately available funds, by wire transfer to the Cash Collateral Account, an amount equal to the Exercise Amount. Notwithstanding the foregoing, the Company agrees that the Investor shall not be required to deliver or caused to be delivered to the Company an amount equal to the Exercise Amount until promptly after the Company delivers an account control agreement in form and substance reasonably satisfactory to the Investor pursuant to Section 3(a) of this Agreement.

6	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Effect on Prior Agreements; Amendments. This Agreement, the documents referenced herein and any agreements entered into on the date hereof in connection with the transactions contemplated by this Agreement supersede all other prior oral or written agreements between the Investors, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by signed by the party against whom enforcement is sought. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. The Company has not, directly or indirectly, made any agreements with any of the Investors relating to the terms or conditions of the transactions contemplated hereby except as set forth or referenced herein as amended or cancelled by this Agreement.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Arotech Corporation
354 Industry Drive
Auburn, Alabama 36830
Facsimile No.: (334) 502-9001
Telephone No.: (334) 502-3008
Attention: Chief Executive Officer

with a copy to:

Electric Fuel (E.F.L.) Ltd.
One HaSolela Street, POB 641
Western Industrial Park
Beit Shemesh 99000, Israel
Telephone:  011-972-2-990-6623
Facsimile:  011-972-2-990-6688
Attention:   General Counsel

If to the Investor:

c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, New York  10019
Attention:  Ari J. Storch / Adam J. Chill
Facsimile No.:  (212) 751-0755
Telephone No.:  (212) 287-4720

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Facsimile No.: (212) 593-5955
Telephone No.: (212) 756-2376
Attention: Eleazer Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any assignees of the Replacement Warrants.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations and warranties of the Company and the Investors contained herein, and the agreements and covenants set forth herein, shall survive the Closing.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l) Remedies. The Investors shall have all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AROTECH CORPORATION

By: __________________________________________
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE OF INVESTOR FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SMITHFIELD FIDUCIARY LLC

By:_____________________________________
Name:
Title:

EXHIBITS

Exhibit A - Form of Replacement Warrant

SCHEDULE 1

List of Existing Warrants

Holder	Date Exercisable	Expiration Date	Number	Original Price	New Price
Smithfield Fiduciary LLC	06/08/04	06/18/09	363,300	$2.20000	$0.44034
Smithfield Fiduciary LLC	07/15/04	07/14/09	3,989,367	$1.38000	$0.44034
Smithfield Fiduciary LLC	07/15/04	07/14/09	525,000	$1.38000	$0.44034